                                                            Exhibit 99.23(d)(19)

                         INTER-SERIES TRANSFER AGREEMENT
                        INVESTMENT SUB-ADVISORY AGREEMENT

     This Inter-Series Transfer Agreement by and between Delaware Lincoln Investment Advisers ("DLIA") and Delaware Management Company ("DMC"), both of which are a separate series of Delaware Management Business Trust ("DMBT") shall be effective as of May 1, 2002.

                                    RECITALS:

     WHEREAS, DMBT is a multi-series business trust registered with the Securities and Exchange Commission as an investment adviser;

     WHEREAS, both DLIA and DMC are series of DMBT;

     WHEREAS, DLIA intends to transfer its obligations under the Investment Sub-Advisory Agreement dated May 1, 1998 (the "Agreement") between DLIA and Delaware International Advisers Limited (the "Sub-adviser") relating to Lincoln National International Fund, Inc. (the "Fund") to DMC effective May 1, 2002;

     WHEREAS, this transfer does not result in a transfer of the Agreement from one registered investment adviser to another, or a change of control or management, and thus does not constitute an "assignment" of the Agreement under the Investment Company Act of 1940, as amended; and

     WHEREAS, the described transfer of advisory obligations from DLIA to DMC was approved by the Board of Directors of the Fund;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. The Agreement previously in effect between DLIA and the Sub-adviser is hereby transferred to DMC, and all references to DLIA shall be replaced with references to DMC.

     2. DMC agrees to perform and be bound by and assumes all of the terms of the Agreement and the obligations and duties of DLIA thereunder.

     3. The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

IN WITNESS WHEREOF, the undersigned have executed this Inter-Series Transfer Agreement as of the date set forth above.

DELAWARE LINCOLN INVESTMENT              DELAWARE MANAGEMENT
ADVISERS, a series of Delaware           COMPANY, a series of Delaware
Management Business Trust                Management Business Trust

By:     /s/ Jude T. Driscoll             By:    /s/ David K. Downes
   -----------------------------            -------------------------------
Name:  Jude T. Driscoll                  Name:  David K. Downes
Title: Executive Vice President/         Title: President
       Head of Fixed Income

ACKNOWLEDGED:                            ACKNOWLEDGED:

LINCOLN NATIONAL INTERNATIONAL           DELAWARE INTERNATIONAL ADVISERS
FUND, INC.                               LIMITED

By:     /s/ Kelly D. Clevenger           By:    /s/ John Emberson
   ----------------------------             ------------------------------
Name:  Kelly D. Clevenger                Name:  John Emberson
Title: President                         Title: Chief Operating Officer/
                                                Finance Director/
                                                Company Secretary/
                                                Compliance Officer